Microsoft Word 11.0.8106;http://schemas.microsoft.com/office/word/2003/wordml013 f77Q(1)(g): Copies of
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any merger or consolidation agreement

         The definitive agreement and plan of reorganization between First Funds and Goldman Sachs Trust is hereby incorporated by reference to Appendix A of the Combined Proxy Statement/Prospectus filed electronically with the SEC on April 11, 2006 (Accession No. 0000950123-06-004525).

         The definitive plan of reorganization with respect to the European Equity Fund is hereby incorporated by reference to Appendix A of the Combined Proxy Statement/Prospectus filed electronically with the SEC on July 12, 2006 (Accession No. 0000950123-06-008871).